Registration No. 333-91774

Registration No. 333-97529

Registration No. 333-108179

Registration No. 333-141088

Registration No. 333-172079

Registration No. 333-190289

Registration No. 333-224653

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration No. 333-91774

Form S-8 Registration No. 333-97529

Form S-8 Registration No. 333-108179

Form S-8 Registration No. 333-141088

Form S-8 Registration No. 333-172079

Form S-8 Registration No. 333-190289

Form S-8 Registration No. 333-224653

UNDER

THE SECURITIES ACT OF 1933

FERRO CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-0217820
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6060 Parkland Boulevard, Mayfield Heights, Ohio	44124
(Address of Principal Executive Offices)	(Zip Code)

Ferro Corporation Bargaining Unit 401(k) Plan

Ferro Corporation Employee Stock Option Plan

Ferro Corporation 2003 Long-Term Incentive Compensation Plan

Ferro Corporation 2006 Long-Term Incentive Plan

Ferro Corporation 2010 Long-Term Incentive Plan

Ferro Corporation 2013 Omnibus Incentive Plan

Ferro Corporation 2018 Omnibus Incentive Plan

(Full title of the plans)

Mark H. Duesenberg

Vice President, General Counsel and Secretary

Ferro Corporation

6060 Parkland Boulevard

Suite 250

Mayfield Heights, Ohio 44124

(Name and address of agent for service)

(216) 875-5600

(Telephone number, including area code, of agent for service)

Copies to:

Suzanne K. Hanselman

Baker & Hostetler LLP

127 Public Square, Suite 2000

Cleveland, OH 44114

(216) 861-7090

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Ferro Corporation, an Ohio corporation (the “Registrant”):

•

Registration Statement No. 333-91774, filed with the SEC on July  2, 2002, pertaining to the registration of 25,000 Common Stock, $1.00 par value (the “Common Stock”), reserved for issuance under the Ferro Corporation Bargaining Unit 401(k) Plan;

•

Registration Statement No. 333-97529, filed with the SEC on August 1, 2002, pertaining to the registration of 3,550,000 shares of Common Stock reserved for issuance under the Ferro Corporation Employee Stock Option Plan;

•

Registration Statement No. 333-108179, filed with the SEC on August  22, 2003, pertaining to the registration of 3,250,000 shares of Common Stock reserved for issuance under the Ferro Corporation 2003 Long-Term Incentive Compensation Plan;

•

Registration Statement No. 333-141088, filed with the SEC on March 6, 2007, pertaining to the registration of 3,000,000 shares of Common Stock reserved for issuance under the Ferro Corporation 2006 Long-Term Incentive Plan;

•

Registration Statement No. 333-172079, filed with the SEC on February 4, 2011, pertaining to the registration of 5,000,000 shares of Common Stock reserved for issuance under the Ferro Corporation 2010 Long-Term Incentive Plan;

•

Registration Statement No. 333-190289, filed with the SEC on August 1, 2013, pertaining to the registration of 4,400,000 shares of Common Stock reserved for issuance under the Ferro Corporation 2013 Omnibus Incentive Plan; and

•

Registration Statement No. 333-224653, filed with the SEC on May 3, 2018, pertaining to the registration of 4,500,000 shares of Common Stock reserved for issuance under the Ferro Corporation 2018 Omnibus Incentive Plan.

The Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statements to deregister all securities that remain unsold under the above-referenced Registration Statements.

On April 21, 2022, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated May 11, 2021, among the Registrant, PMHC II Inc., a Delaware corporation (“Prince”) and PMHC Fortune Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Prince (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation in the Merger and as a direct or indirect wholly owned subsidiary of Prince.

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Mayfield Heights, Ohio, on April 21, 2022.

FERRO CORPORATION

By:	/s/ Peter T. Thomas
Peter. T. Thomas
Chairman, President and Chief Executive Officer

Note: No other person is required to sign these Post-Effective Amendments to the Registration Statements, in reliance upon Rule 478 under the Securities Act of 1933, as amended.